Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated June 28, 2013, is made and entered into by and between XO Group Inc. (the “Company”) and Michael Steib (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ Executive upon the terms and subject to the conditions hereinafter set forth, and Executive desires to accept such employment.

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.          Commencement Date; Term. Subject to the terms and conditions set forth herein and Executive’s signed acceptance of the Employee Non-Disclosure, Non-Competition and Invention Assignment Agreement (the “Non-Disclosure Agreement”) attached hereto as Exhibit A, Executive’s employment with the Company shall commence on July 1, 2013 (the “Commencement Date”) and shall continue until terminated in accordance with the terms and conditions hereinafter set forth (such period of employment hereunder, the “Term”). Notwithstanding anything herein or elsewhere to the contrary, Executive agrees and acknowledges that his employment with the Company shall be “at will” meaning that either Executive or the Company may terminate Executive’s employment and this Agreement at any time, with or without cause or notice, subject to the terms and conditions hereof. The Company reserves the right to revise, supplement, or rescind any of its policies, practices, and procedures as it deems appropriate in its sole and absolute discretion. In order for Executive’s employment to commence with the Company, Executive will be required to comply with the U.S. Citizenship and Immigration Services regulations requiring the establishment of Executive’s identity and right to work in the United States in the time period prescribed therein.

2.           Position; Duties.

a.           Position. Executive shall serve as the Company’s President and shall report directly to the Chief Executive Officer (the “CEO”) of the Company. Subject to the reporting structure set forth in or contemplated by this Agreement, Executive will have such duties, authorities and responsibilities customarily associated with the position of President, together with such other duties and responsibilities, that are not inconsistent with Executive’s position, as may be reasonably assigned to Executive from time to time by the CEO. Executive shall have the general power and duties of supervision and management of those aspects of the Company’s business as are presently conducted through a “pod” structure with each such pod reporting to Executive.

b.           Performance. Executive shall devote substantially all of Executive’s business time and attention and Executive’s good faith best efforts (excepting vacation time, holidays, sick days and periods of disability) to the business and affairs of the Company.

c.           Office. Executive’s principal place of employment shall be the Company’s headquarters in New York City.

d.           No Interference With Duties. Executive shall not devote time to other activities which would interfere with the proper performance of Executive’s duties as set forth herein and shall not be directly or indirectly concerned or interested in any other business, occupation, activity or interest other than by reason of holding a non-controlling interest as a shareholder, securities holder or debenture holder in a corporation quoted on a nationally recognized exchange (subject to any limitations in the Company’s Code of Business Conduct and Ethics). Subject to the policies applicable to other senior executives of the Company (including without limitation such policies governing conflicts of interest), Executive may not serve as a member of a board of directors of a for-profit company, other than the Company or any of its subsidiaries or affiliates, without the express approval of the Board of Directors (the “Board”) of the Company; provided, however, it shall not be a violation of this Agreement for Executive to manage personal business interests and investments and to engage in charitable and civic activities, so long as such activities do not individually or in the aggregate interfere with the performance of Executive’s responsibilities under this Agreement.

e.           Prior Employer Information. Executive acknowledges that he has been advised that the Company’s policy is not to obtain or use any confidential information, proprietary information or trade secrets of its competitors or others, unless properly obtained from sources permitted to disclose such information, and that Executive agrees to abide by this policy. Executive further agrees that he will not engage and has not engaged in any activity that is inconsistent with the foregoing policy.

3.           Compensation and Benefits.

a.           Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term, the Company shall pay Executive an annual base salary (“Base Salary”) in the amount of five hundred thousand dollars ($500,000). The Base Salary shall be paid in accordance with the Company’s normal payroll practices and will be subject to adjustment from time to time at the sole discretion of the Board (or an authorized committee thereof); provided, however, the Base Salary shall only be decreased as part of an across the board reduction applicable to the Company’s other senior executive officers. Any such adjustment shall thereafter be regarded as Executive’s “Base Salary” for all purposes under this Agreement unless otherwise provided.

b.           Inducement Cash Bonus. Within thirty (30) days after the Commencement Date, the Company shall make a cash bonus payment to Executive in the amount of two hundred thousand dollars ($200,000) (the “Inducement Bonus”). Executive agrees to promptly repay to the Company one hundred percent (100%) of the gross amount of the Inducement Bonus received by Executive (i.e., before any reductions for federal, state, local or other taxes withheld on such amount) in the event Executive is either terminated for Cause (as defined below) by the Company or Executive resigns his employment without Good Reason (as defined below) prior to the first annual anniversary of the Commencement Date. If Executive is either terminated for Cause by the Company or Executive resigns his employment without Good Reason on or following the first annual anniversary of the Commencement Date and prior to the second annual anniversary of the Commencement Date, Executive agrees to promptly repay to the Company fifty percent (50%) of the gross amount of the Inducement Bonus (i.e., before any reductions for federal, state, local or other taxes withheld on such amount).

c.           Inducement Equity Grants. As soon as practicable following, but in no event more than thirty (30) days after the Commencement Date, Executive shall receive the equity grants as described in this Section 3(c).

(i)          Time Vested Restricted Stock. Executive shall receive a grant from the Company of one hundred and twenty-five thousand (125,000) shares of time vested restricted common stock of the Company (the “Time Vested Restricted Stock”). During the Term, the shares of Time Vested Restricted Stock shall vest at the rate of twenty-five percent (25%) per year, vesting on each of the first four (4) anniversaries of the Commencement Date, subject to Executive’s continued employment with the Company through each such date. All other terms and conditions of the Time Vested Restricted Stock shall be governed by the Company’s 2009 Stock Incentive Plan (the “Stock Incentive Plan”) and the form of restricted stock award agreement issued thereunder.

(ii)         Performance Vested Restricted Stock. Executive shall receive a grant from the Company of one hundred and twenty-five thousand (125,000) shares of performance vested restricted common stock of the Company (the “Performance Vested Restricted Stock”). During the Term, the shares of Performance Vested Restricted Stock shall vest based on (i) annual performance goals to be established by the Compensation Committee of the Board (the “Compensation Committee”), in consultation with Executive within thirty (30) days following the Commencement Date, and (ii) Executive’s continued employment with the Company through the end of the performance period. All other terms and conditions of the Performance Vested Restricted Stock shall be governed by the Stock Incentive Plan and the form of restricted stock award agreement issued thereunder.

(iii)        Stock Options. Executive shall receive an award from the Company of stock options to purchase one hundred thousand (100,000) shares of the Company’s common stock at an exercise price equal to the fair market value per share on the date of grant (the “Stock Options”). During the Term, the Stock Options shall vest at the rate of twenty-five percent (25%) per year, vesting on each of the first four (four) anniversaries of the Commencement Date, subject to Executive’s continued employment with the Company through each such date. Unless earlier terminated pursuant to the Stock Incentive Plan and the form of the stock option agreement issued thereunder, the Stock Options will remain exercisable for a period of no longer than five (5) years from the date of grant, at which time such Stock Options shall expire. All other terms and conditions of the Stock Options shall be governed by the Stock Incentive Plan and the form of stock option agreement issued thereunder.

d.           Long-Term Incentive Awards. Executive shall be eligible to receive compensatory awards based on the achievement of specified performance goals under the Company’s 2011 Long-Term Incentive Plan (the “LTIP”), subject to the terms and conditions of the LTIP and the form of participation agreement issued thereunder.

(i)          With respect to the 2013 performance year, Executive shall be eligible to earn an award with a maximum value equal to eighty-five percent (85%) of his Base Salary on the Commencement Date, which amount shall be prorated from the Commencement Date (the “Maximum Award”). The Company guarantees that the actual award payable to Executive for the 2013 performance year shall be equal to no less than one-half (1/2) of the Maximum Award (the “Guaranteed Award”). The award with respect to the 2013 performance year shall be payable in fully vested shares of the Company’s common stock no later than March 15, 2014; provided, however, that any portion of the Guaranteed Award above the amount of the award that otherwise would have been earned, but for the guarantee, shall be payable in cash on the same date.

(ii)         With respect to performance years 2014 through 2016, Executive shall be eligible to earn an award with a maximum value equal to one hundred and fifty percent (150%) of his Base Salary under a program to be established by the Compensation Committee in consultation with the Company’s senior executive officers (including Executive). The “Base Salary” used for each of the performance years 2014 through 2016 will be the Base Salary described by the program that is adopted by the Compensation Committee in accordance with the LTIP. Except as otherwise provided in the participation agreement to be established by the Compensation Committee, rewards with respect to the 2014, 2015 and 2016 performance years shall be payable no later than March 15 of the year following the applicable performance year in restricted common stock of the Company which shall become vested no later than March 15, 2017.

e.           Ongoing Equity Grants. Executive shall be eligible for equity grants and other long-term incentives at the same time as equity grants and other long-term incentive awards are granted to other senior executives of the Company generally, subject to approval of the Compensation Committee in its discretion, and the amount of such equity grants or other long-term incentives, if any, shall be commensurate with the awards granted to other senior executives of the Company and the terms and conditions of such grants or incentives shall be no less favorable than those applicable to awards of a similar nature made to other senior executives of the Company.

f.            Other Compensation. During the Term, Executive will be eligible to participate in such other incentive compensation programs for executive officers, if and when such programs are established by the Compensation Committee of the Board, at a level commensurate with Executive’s position at the time awards are granted and on the same general terms and conditions as apply to the other executive officers of the Company.

g.           Welfare Benefit Plans; Perquisites. During the Term, Executive and Executive’s eligible dependents shall be eligible for participation in such welfare benefit plans, practices, policies and programs maintained by the Company from time to time (including, without limitation, medical, dental, life and disability insurance plans and programs) generally for executive officers (“Welfare Plans”), subject to the eligibility and other terms and conditions of such plans and programs. The Company reserves the right to amend, change and terminate its policies, programs and employee benefit plans in accordance with their terms at any time during the Term.

h.           Business Expenses. Executive shall be reimbursed for all necessary and reasonable business expenses incurred by Executive in carrying out his duties and responsibilities hereunder and will be covered by any supplemental travel and business expense reimbursement policies in effect for executive officers of the Company. Executive shall comply with the Company’s expense procedures that generally apply to other Company executive officers in accordance with the policies, practices and procedures of the Company as in effect from time to time.

4.           Termination for Cause. This Agreement and Executive’s employment hereunder may be terminated immediately at any time by the Company for Cause without any liability owing to Executive or Executive’s beneficiaries under this Agreement, except for (i) Base Salary through the date of termination, payable in accordance with the Company’s customary payroll practices, (ii) any unreimbursed business expenses incurred in accordance with Company policy through the date of termination, and (iii) accrued and/or vested benefits under any plan or agreement covering Executive which shall be governed by the terms of such plan or agreement (the “Accrued Obligations”).

For purposes of this Agreement, “Cause” shall mean:

a.           willful failure to perform the principal elements of Executive’s duties to the Company or any of its subsidiaries, which failure is not cured within twenty (20) days following written notice to Executive specifying the conduct to be cured;

b.           conviction of or plea of nolo contendere to a felony (regardless of the nature of the felony) or any other crime involving dishonesty, fraud or moral turpitude;

c.           gross negligence or misconduct (including but not limited to acts of fraud, criminal activity or professional misconduct) in connection with the performance of Executive’s duties and responsibilities to the Company or any of its subsidiaries;

d.           failure to substantially comply with the rules and policies of the Company or any of its subsidiaries governing employee conduct or with the lawful directives of the Board or the CEO, if Executive is required to report to the CEO; or

e.           material breach by Executive of this Agreement or any breach of the Non-Disclosure Agreement, including any of the representations and warranties contained herein or therein.

For purposes of the foregoing definition, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and its subsidiaries.

5.           Termination Upon Death. Notwithstanding anything herein to the contrary, this Agreement and Executive’s employment hereunder shall terminate immediately upon Executive’s death, and the Company shall have no further liability to Executive, his estate or his beneficiaries under this Agreement, except for the Accrued Obligations.

6.           Disability.

a.           If the Company determines in good faith that a Disability (as defined below) has occurred during the Term, the Company may give Executive written notice of its intention to terminate Executive’s employment and this Agreement on account of such Disability. In such event, Executive’s employment with the Company and this Agreement shall terminate effective on the date provided in such notice (the “Disability Effective Date”). If Executive’s employment is terminated by reason of Disability, this Agreement shall terminate without further obligations to Executive, except for the Accrued Obligations.

b.           For purposes of this Agreement, “Disability” shall mean: (i) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect or under Executive’s portable long-term disability insurance policy; or (ii) if no such plan is then in effect or, in the case of the plan, the plan is in effect but does not apply to Executive, then “Disability” shall be as defined pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Under this Section 6, unless otherwise required by law, the existence of a Disability shall be determined by the Company, only upon receipt of a written medical opinion from a qualified, independent physician selected by or acceptable to the Company and Executive. In this circumstance, to the extent permitted by law, Executive shall, if reasonably requested by the Company, submit to a physical examination by that qualified physician. All fees and expenses of any such physician shall be borne solely by the Company.

7.           Termination by the Company without Cause or by Executive for Good Reason. The Company may terminate Executive’s employment and this Agreement without Cause by providing thirty (30) days’ prior written notice of such termination. If this Agreement and Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason (it being understood by the parties that termination by death or Disability shall not constitute a termination without Cause), then Executive shall be entitled to the Accrued Obligations, and, conditioned upon the execution and effectiveness of a release substantially in the form attached hereto as Exhibit B (the “Release”), the benefits set forth in subsections (a) and (b) below (the “Severance Benefits”). For all purposes under Section 6 and this Section 7, any payments due to Executive solely as a result of a termination of his employment that is not a “separation from service” shall be postponed until the occurrence of a “separation from service” (or such earlier permitted event) to the extent necessary to satisfy Section 409A of the Code. The Release shall not impose any other restrictive covenants on Executive other than any that are set forth in the Non-Disclosure Agreement and shall not extend to: (i) those rights which as a matter of law cannot be waived; (ii) claims, causes of action or demands of any kind that may arise after the date the Release is executed and that are based on acts or omissions occurring after such date; (iii) claims for indemnification or contribution under any operative documents of the Company or its subsidiaries, or claims for coverage under any directors and officers insurance policy applicable to Executive; (iv) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (v) claims with respect to accrued, vested benefits under any employee benefit plan; and (vi) claims to enforce the terms of the Release.

a.           On the sixtieth (60th) day after Executive’s termination of employment, but contingent upon the execution and effectiveness of the Release prior to such date, subject to Executive’s continued compliance with the Non-Disclosure Agreement and Section 10 of this Agreement, up to the date of any such payment or benefit, and subject to Section 11(p) below, Executive shall be entitled to payment, in a lump sum, of an amount equal to the Base Salary that would have been payable over a twelve (12) month period; provided, however, that such amount shall be equal to the Base Salary that would have been payable over a twenty-four (24) month period if Executive terminates employment for Good Reason pursuant to Section 7(d)(v) or 7(d)(vi).

b.           In the event Executive is entitled to the benefit under Section 7(a), then for a period of twelve (12) months following the date of termination, Executive and his covered dependents shall continue to be eligible to participate in the Welfare Plans with the same level of coverage, upon the same coverage limits, deductibles, co-insurance provisions and other terms and conditions as existed immediately prior to termination of employment, with COBRA continuation coverage (and similar state law coverage) beginning after the expiration of such twelve (12) month period. Notwithstanding this Section 7(b), in the event that the provision of the continued coverage described herein is legally prohibited, or could subject either the Company or Executive to any material tax or penalty, after consulting with Executive, the Company shall be permitted to modify such coverage so as to comply with applicable law and avoid any such tax or penalty.

c.           In the event that it is acknowledged by Executive in writing or determined by the Company that there has been a material breach by Executive of any continuing obligations under Section 10 of this Agreement or a material provision of the Non-Disclosure Agreement, Executive shall forfeit, or if already paid, pay back to the Company upon demand one hundred percent (100%) of the amount of the Severance Benefits (i.e., before any reductions for federal, state, local or other taxes withheld on such amount); provided, however, that Executive shall be given not less than twenty (20) business days’ written notice of the Company’s intention to forfeit the Severance Benefits, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed forfeiture is based, and such forfeiture shall be effective at the expiration of such twenty (20) business day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to such forfeiture during such period provided such acts or failures are subject to cure (as determined by the Company in its reasonable discretion). Nothing in this Section 7(c) shall be construed as prohibiting the Company from pursuing any other remedies available to it in the event of a breach of Section 10 of this Agreement or the Non-Disclosure Agreement.

d.           For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent:

(i)          a material reduction in Executive’s then current Base Salary or annual bonus or LTIP opportunity;

(ii)         a relocation of Executive’s principal place of business outside of New York City;

(iii)        a material breach of this Agreement by the Company;

(iv)        any diminution of Executive’s title;

(v)         a material diminution in Executive’s duties, authorities or responsibilities as set forth in Section 2(a) of this Agreement or any breach of the second sentence of Section 2(a);

(vi)        a change in the reporting structure whereby (A) Executive is required to report to a Company officer other than the CEO or to a CEO other than David Liu, or (B) after June 30, 2014, any one or more of the non-CEO executive officers do not report directly to Executive or his designee; or

(vii)       at any time after a Change in Control (as defined below), the material and repeated interference by the Board with the discharge of Executive’s duties, authorities or responsibilities hereunder.

provided that Good Reason shall only be deemed to have occurred if, no later than thirty (30) days following the time Executive learns of the circumstances constituting Good Reason, Executive provides a written notice to the Company containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to the Company, the Company has failed to cure such circumstances. Additionally, Executive must terminate his employment within six (6) months of Executive’s knowledge of the occurrence of the circumstances constituting Good Reason for such termination to be Good Reason.

8.           Termination by Executive without Good Reason. Executive’s employment with the Company may be terminated by Executive at any time without Good Reason upon delivery of thirty (30) days prior written notice by Executive to the Company. In the event Executive provides notice of his intent to terminate his employment without Good Reason, the Company may thereafter terminate Executive’s employment or place Executive on garden leave during all or a portion of the thirty (30) day notice period, which may entail, without limitation, relieving Executive of his positions and/or duties with the Company or preventing Executive from performing his services at a Company location. The Company’s exercise of its rights as set forth in the immediately preceding sentence shall not be a breach of this Agreement or be considered to be a termination of Executive without Cause or constitute an event of Good Reason. The Company shall continue to comply with its obligations under Section 3 during any period of garden leave. If Executive’s employment is terminated by Executive without Good Reason, this Agreement shall terminate without further obligations to Executive, except for the Accrued Obligations.

9.           Change of Control.

a.           In the event this Agreement and Executive’s employment hereunder is terminated by the Company pursuant to Section 7 during the ninety (90) day period prior to, or within one (1) year following, a Change of Control (as defined below), conditioned upon the execution and effectiveness of the Release, Executive shall be entitled to the vesting of equity awards as set forth in Sections 9(a)(i)-(iii).

(i)          Time Vested Restricted Stock granted under Section 3(c)(i) of this Agreement and the Stock Options awarded under Section 3(c)(iii) of this Agreement shall vest in an amount equal to the greater of fifty percent (50%) of the amount unvested prior to such termination or, if greater, the amount that would become vested on the first anniversary of the termination (assuming Executive had continued employment with the Company through such date).

(ii)         Shares of Performance Vested Restricted Stock granted under Section 3(c)(ii) of this Agreement that have not previously vested shall vest upon the later of a Change of Control or the termination of employment based upon an assessment, to be made prior to such Change of Control, that in the reasonable discretion of the Compensation Committee, the applicable objective performance goals have been achieved for the then current or most recent performance period, as applicable. For the avoidance of doubt, any subjective performance goals shall be disregarded.

(iii)        Awards granted under the LTIP that are paid in the form of an equity award and that have not previously vested shall become vested according to the terms of the LTIP.

b.           As used in this Agreement, “Change in Control” shall be deemed to occur upon one or more of the following events:

(i)          the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company, taking into account as outstanding for this purpose such stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (I) any acquisition by the Company or any of its affiliates, (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any of its affiliates, (III) any acquisition which complies with clauses (A), (B) and (C) of subsection (iii) of this definition, or (IV) in respect of an equity award held by a particular equity award holder, any acquisition by the equity award holder or any group of persons including the equity award holder (or any entity controlled by the equity award holder or any group of persons including the equity award holder);

(ii)         the sale, transfer or other disposition of all or substantially all of the business or assets of the Company; or

(iii)        the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the entity resulting from such Business Combination (the “Surviving Company”), or (y) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company); and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

c.           If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any other Person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (a) the Payments or (b) one dollar ($1) less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount and none of the Payments constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), then the reduction shall occur in the manner Executive elects in writing prior to the date of payment. If any Payment constitutes nonqualified deferred compensation or if Executive fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. All determinations required to be made under this Section 9(c), including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by an independent certified public accounting firm selected by or acceptable to the Company and Executive (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

10.         No Disparaging Statement. Executive covenants and agrees that he shall not during the Term and for twelve (12) months thereafter (the “Non-disparagement Period”) make any communications with the intent to disparage the Company or interfere with the Company’s existing or prospective business relationships that, in each case, is intended to, or can reasonably be expected to, damage the Company in more than a de minimis manner. Notwithstanding the foregoing, nothing in this paragraph shall prevent Executive from (a) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (b) making any truthful statement (i) to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or the Non-Disclosure Agreement, (ii) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, (iii) making a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to Executive’s prior relationship with the Company, (iv) making any statements in the good faith performance of Executive’s duties to the Company, or (v) rebutting any statements made by the Company or any of its subsidiaries or their respective officers, directors, employees or other service providers. In addition, during the Non-disparagement Period, the Company agrees that it will not, and it will instruct its senior executive officers and directors not to, make any communications with the intent to disparage or encourage or induce others to disparage Executive, provided, that the foregoing shall not prevent the Company or its officers, directors or employees from: (a) responding to incorrect, disparaging or derogatory public statements to the extent necessary to correct or refute such public statements, or (b) making any truthful statement (i) to the extent necessary in connection with any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or the Non-Disclosure Agreement, (ii) to the extent required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction or authority to order or require such person to disclose or make accessible such information, (iii) making a normal comparative statement in the context of advertising, promotion or solicitation of customers, without reference to Executive’s prior relationship with the Company, or (iv) rebutting any statements made by Executive. For purposes of this Section 10, the term “disparage” includes, without limitation, comments or statements to the press or to any individual or entity with whom the Company or Executive has a business relationship, or any public statement, that in each case is intended to, or can be reasonably expected to, damage the Company or Executive in connection with Executive’s then current or future employment or business relationships.

11.         General Provisions.

a.           Representations and Warranties. Subject to this Section 11(a), to the best of his knowledge, Executive hereby represents and warrants to the Company that Executive’s execution, delivery and performance of this Agreement does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound. Executive represents that he has provided the Company with copies of any and all continuing covenants between Executive and Executive’s prior employers relating to Executive’s conduct in connection with or following termination of Executive’s employment with such employer. The Company acknowledges that it is entering into this Agreement with knowledge of the terms of Executive’s former employment with Vente-Privee USA (including the non-competition terms) that have been disclosed by Executive to the Company.

b.           Amendment. This Agreement may be amended or modified only by a writing signed by the parties hereto.

c.           Binding Agreement. This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company and its successors and assigns. In the event of Executive’s death prior to payment of all amounts due to Executive under this Agreement, the remaining unpaid amounts shall be paid to Executive’s estate as and when such amounts would have been paid to Executive had he survived.

d.           Waiver of Breach. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach.

e.           Indemnification. Executive and the Company shall enter into the Indemnification Agreement for Directors and Officers as set forth in Exhibit C. Executive shall also be covered by the Company’s insurance policy for directors and officers and the Company agrees to continue and maintain, at the Company's sole expense, such insurance policy both during the Term and, while potential liability exists, thereafter, on terms no less favorable than such coverage as provided to active directors and senior executive officers of the Company.

f.            Unsecured General Creditor. The Company shall neither reserve nor specifically set aside funds for the payment of its obligations under this Agreement, and such obligations shall be paid solely from the general assets of the Company.

g.           Tax Withholding. There shall be deducted from each payment under this Agreement the amount of any tax required by any governmental authority to be withheld and paid over by the Company to such governmental authority for the account of Executive.

h.           Notices.

(i)          All notices and all other communications provided for herein shall be in writing and delivered personally to the other designated party, or mailed by certified or registered mail, return receipt requested, or delivered by a recognized national overnight courier service, as follows:

If to the Company to:	195 Broadway, 25th Floor
New York, NY 10007
Attention: General Counsel

with a copy to:	Proskauer
Eleven Times Square
New York, New York 10036
Attention: James E. Gregory, Esq.

If to Executive to:	(Last address of Executive on the payroll records of the Company unless otherwise directed in writing by Executive)

with a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Michael A. Katz, Esq.

(ii)         All notices sent under this Agreement shall be deemed given twenty-four (24) hours after sent by courier, seventy-two (72) hours after sent by certified or registered mail and when delivered if by personal delivery.

(iii)        Any party hereto may change the address to which notice is to be sent hereunder by written notice to the other parties in accordance with the provisions of this Section.

i.            Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York located in New York City (or, if appropriate, a federal court located within New York, New York), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

j.            Entire Agreement. This Agreement contains the full and complete understanding of the parties hereto with respect to the subject matter contained herein and, unless specifically provided herein, this Agreement supersedes and replaces any prior agreement, either oral or written, which Executive may have with the Company that relates generally to the same subject matter. In the event of any inconsistency between this Agreement and any other plan, program, practice of or agreement with the Company, this Agreement shall control unless such other plan, program, practice or agreement provides otherwise by specific reference to this Section 11(j).

k.          Assignment. The Company may assign this Agreement to any of its affiliates or to any successor to all or substantially all of the business and/or assets of the Company. This Agreement may not be assigned by Executive, and any attempted assignment shall be null and void and of no force or effect. All amounts otherwise due and owing to Executive hereunder immediately prior to his death shall be paid to his estate in the event that he dies before receipt thereof.

l.            Severability. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect, and to that end the provisions hereof shall be deemed severable.

m.           Survival. The provisions of Sections 5, 6, 7, 8, 9, 10 and 11 of this Agreement and the Non-Disclosure Agreement shall survive any termination of Executive’s employment and any termination of this Agreement. For the avoidance of doubt, any defined terms used in any of such surviving provisions shall continue to have the meanings ascribed to such terms in this Agreement post termination of Executive’s employment and termination of this Agreement.

n.           Section Headings. The Section headings set forth herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement whatsoever.

o.           Voluntary Agreement. Executive and the Company represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement with legal, tax or other adviser(s) of such party’s choice before executing this Agreement.

p.           Nonqualified Deferred Compensation Omnibus Provision. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be a deferral of compensation within the meaning of Section 409A of the Code shall be paid and provided in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for noncompliance and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in accordance with such intent. The provisions of this Section 11(p) shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention while to the maximum possible extent preserving the economic benefits otherwise intended hereunder. In connection with effecting such compliance with Section 409A of the Code, the following shall apply:

(i)          Notwithstanding any other provision of this Agreement, the Company is authorized, after consulting with Executive, to amend this Agreement, to void or amend any election made by Executive under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be necessary to comply, or to evidence or further evidence required compliance, with Section 409A of the Code. Any such amendment shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A of the Code.

(ii)         Neither Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code. Notwithstanding the foregoing:

(A)         Payment may be delayed for a reasonable period in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to the amount due or the proper recipient of such benefit payment, additional time is needed to calculate the amount payable, or the payment would jeopardize the solvency of the Company; and

(B)         Payments shall be delayed in the following circumstances: (1) where the Company reasonably anticipates that the payment will violate the terms of a loan agreement to which the Company is a party and that the violation would cause material harm to the Company; or (2) where the Company reasonably anticipates that the payment will violate federal securities laws or other applicable laws; provided that any payment delayed by operation of this clause (B) will be made at the earliest date at which the Company reasonably anticipates that the payment will not be limited or cause the violations described;

Provided, such delay in payment shall occur only in a manner that satisfies the requirements of Section 409A of the Code and regulations thereunder.

(iii)        If at the time of any separation from service Executive is a specified employee at a time in which the Company (or successor) is a publicly traded corporation, within the meaning of Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, to the minimum extent required to satisfy Section 409A(a)(2)(B)(i) of the Code and regulations thereunder, any payment or provision of benefits to Executive in connection with his separation from service (as determined for purposes of Section 409A of the Code) shall be postponed and paid in a lump sum on the first business day following the date that is six months after Executive’s separation from service (the “409A Deferral Period”), and the remaining payments due to be made in installments or periodically after the 409A Deferral Period shall be made as otherwise scheduled. In the event benefits are required to be so postponed, any such benefit may be provided during the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from the Company promptly after the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.

(iv)        If a “change of ownership or effective control of the Company or of the ownership of a substantial portion of the assets of the Company” under Section 280G of the Code (“280G CiC”) occurs which does not constitute a change in ownership of the Company or in the ownership of a substantial portion of the assets of the Company as provided in Section 409A(a)(2)(A)(v) of the Code, then payment of any amount or provision of any benefit payable pursuant to such 280G CiC under this Agreement which is considered to be a deferral of compensation subject to Section 409A of the Code shall be postponed until another permissible payment event contained in Section 409A of the Code occurs (e.g., death, disability, separation from service from the Company and its affiliated companies as defined for purposes of Section 409A of the Code), including any deferral of payment or provision of benefits for the 409A Deferral Period as provided above.

(v)         References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. All payments made under this Agreement shall constitute “separate payments” for purposes of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).

q.           No Mitigation; Offset. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking (and, without limiting the generality of this sentence, no payment otherwise required under this Agreement shall be reduced on account of) other employment or otherwise. Subject to applicable law, payments under this Agreement shall be subject to offset in respect of any claims which the Company may have against Executive.

[Signature Page Follows This Page]

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Agreement to be effective as of the date first written above.

“COMPANY”

By:	/s/ DAVID LIU
Name: David Liu
Title: Chief Executive Officer

“EXECUTIVE”

/s/ MICHAEL STEIB
Michael Steib

Exhibit A

EMPLOYEE NON-DISCLOSURE, NON-COMPETITION AND INVENTION ASSIGNMENT AGREEMENT

Exhibit B

RELEASE

Exhibit C

INDEMNIFICATION AGREEMENT